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July 21, 1999


Mr. Jonathan L. Pike
17950 Forest Glen Circle
Flint, TX 75762

Dear Jonathan:

The following will confirm the offer of employment to you with The Credit Store.

1. Employment will begin on 8/3/99 as Senior Vice President of Operations. Your annual salary will be $160,000, with pay periods occurring on the 15th and 31st of each month. Should a payroll period occur on a Saturday or Sunday, the payroll check is issued the previous Friday. You will also be eligible to participate in all employee benefit plans effective 9/1/99.
2. A $25,000 signing bonus will be paid to you on 8/15/99. Your first payroll check for the period of August 3 through August 15, 1999 will also be issued on 8/15/99, as a separate payment.
3. Since you are relocating to Sioux Falls, South Dakota, we will pay relocation costs per the attached policy.
4. You will receive 10,000 stock options to be issued as of your employment date to be vested and exercisable after the 6 month anniversary of your employment date. The options will expire the 5th year after your anniversary date. The options will be issued on a standard form as approved by the Board of Directors.
5. If you voluntary leave your employment at any time, no further compensation will be due. Your employment will be on an "at will" basis. Should your employment be terminated by the company prior to one year, you will be given 6 months severance pay which shall be distributed to you as salary during the severance period.
6. You understand if you leave our employ, you will not compete with our sub-prime credit card business for one year from the date of leaving, nor will you use, in any way, any proprietary or confidential information obtained in the course of your employment. A separate, non-compete document will be provided on the date of your employment.

Please confirm our understanding, of your employment, by signing this letter, as indicated below.

Sincerely,                                       Confirmed and Agreed to:


  /s/  Kevin T. Riordan                            /s/  Jonathan L. Pike
-----------------------------                    -----------------------------
Kevin T. Riordan, President                      Jonathan L. Pike


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                                THE CREDIT STORE
                                RELOCATION POLICY



o The Company will reimburse the employee for up to two house hunting trips not to exceed seven days total. Reimbursement will include all expenses, within reasonable limits incurred by the employee and their family for travel, lodging, three meals per day for the employee and their family, and car rental, if necessary. Receipts are required for reimbursement.

o If you begin working in Sioux Falls before finding a home and moving, the Company will pay for interim living expenses for up to twelve weeks for the employee and their family.

o The Company will reimburse the cost of meals, lodging and mileage for the employee and their family while enroute to the new residence. Receipts are required. Travel will be by the most direct route, without reimbursement for unnecessary stop overs. Mileage at the current Company rate of $.31 per mile will be paid for one car.

o The transportation of the employee's household goods will be arranged by the Director of Human Resources.

o The Company will pay for all reasonable charges for packing at origin and unpacking the truck at the destination; the costs for one pick-up at origin and one delivery at the destination; and normal appliance servicing, such as securing motors in washers, dryers and refrigerators during packing and unpacking.

o    Expenses not eligible for reimbursement include, but are not limited to:

     o   Storage charges
     o   Unpacking of boxes at the new location;
     o   Cleaning services at either location;
     o   Transportation of an automobile by the moving company;
     o   Transportation of pets;
     o   Set-up of play equipment;
     o   Transportation of boats;
     o   Cost of special insurance or handling of items of extraordinary value;
     o   Overtime charges due to a week-end or holiday delivery.

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o    The Credit Store will provide an equity loan of up to $30,000 , if necessary on the purchase of a new residence in Sioux Falls, should the employee's home not be sold at the time of relocation. This equity loan would be repaid from the proceeds of the sale of the residence in Flint, Texas.

o In the event the employee's current home in Flint, Texas is not sold within 6 months of the employee's purchase of a new residence in Sioux Falls, South Dakota, The Credit Store will continue to fulfill the current equivalent mortgage payments of the current residence in Flint, Texas for up to 6 months, from the time the first payment is due by the employee on a new residence in Sioux Falls, South Dakota.

o Employees who are homeowners and who purchase a home at the new location within six months of employment will be reimbursed for closing costs on the purchase of a new home. Reimbursed expenses include customary and usual fees for loan origination (for a maximum or 1% or $1,000), mortgage registration, appraisal, recording, assumption, attorney title work, and lender's title insurance if required by the lender.

o Employees who are homeowners and who sell their home within six months of their employment will be reimbursed for the realtor's commission on the sale of their home.

o Employees who are homeowners at their previous location and are buying a home at the new location will receive a $2,500 settling in allowance to cover miscellaneous expenses incurred in moving. The miscellaneous moving allowance is given to assist in the cost of services and goods not reimbursed by the Company. These services include, but are not limited to, loan discount fees, license fees, rental deposits, utility deposits, draperies, costs of moving automobiles on the moving van, take down and set up of play equipment, and movement of pets and boats.

Eligibility for relocation benefits ends if the employee leaves the Company. This includes, but is not limited to any pending payments and tax coverage. Additionally, if prior to six months after the agreed upon employment date, the employee voluntarily terminates their employment, or if their employment is involuntarily terminated for any reason, the employee would be responsible for repaying the relocation allowances and expenses.